Filed Pursuant to Rule 424(b)(3)
Registration No. 333-207471

KBS GROWTH & INCOME REIT, INC.
SUPPLEMENT NO. 12 DATED NOVEMBER 23, 2016
TO THE PROSPECTUS DATED APRIL 28, 2016

This document supplements, and should be read in conjunction with, the prospectus of KBS Growth & Income REIT, Inc. dated April 28, 2016 and filed with the SEC on September 27, 2016, as supplemented by supplement no. 8 dated September 27, 2016, supplement no. 9 dated October 11, 2016, supplement no. 10 dated November 14, 2016 and supplement no. 11 dated November 16, 2016. As used herein, the terms “we,” “our” and “us” refer to KBS Growth & Income REIT, Inc. and, as required by context, KBS Growth & Income Limited Partnership, which we refer to as our “Operating Partnership,” and to their subsidiaries. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose our entry into an affiliated property co-management agreement related to The Offices at Greenhouse.
Affiliated Property Co-Management Agreement
On November 14, 2016, we, through an indirect wholly owned subsidiary (“The Offices at Greenhouse Buyer”), acquired from Greenhouse Office Investors I, LLC, a five-story Class A office building containing 203,221 rentable square feet located on approximately 4.6 acres of land in Houston, Texas (“The Offices at Greenhouse”). On November 21, 2016, we, through the The Offices at Greenhouse Buyer, entered into a property co-management agreement (the “Property Management Agreement”) with KBS Management Group, LLC, an affiliate of our advisor (the “Co-Manager”). Pursuant to the Property Management Agreement, the Co-Manager will provide certain management services related to The Offices at Greenhouse in addition to those provided by our third-party property manager. In exchange for these services, we will pay the Co-Manager a monthly fee equal to 0.25% of the rent, payable and actually collected for the month, from The Offices at Greenhouse. The Co-Manager will generally be responsible for all expenses it incurs in rendering services pursuant to the Property Management Agreement. The effective date of the Property Management Agreement was November 14, 2016 and the initial term of the agreement is for one year and will be deemed renewed for successive one year periods provided it is not terminated. Each party may terminate the Property Management Agreement without cause on 30 days’ written notice to the other party and each party may terminate the agreement for cause on five days’ written notice to the other party upon the occurrence of certain events as detailed in the agreement.